Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Alliqua, Inc. and Subsidiaries on Form S-8 of our report which includes an explanatory paragraph as to the company’s ability to continue as a going concern, dated April 16, 2013, with respect to our audits of the consolidated financial statements of Alliqua, Inc. and Subsidiaries as of December 31, 2012 and 2011 and for the years then ended appearing in the Annual Report on Form 10-K/A of Alliqua, Inc. and Subsidiaries for the year ended December 31, 2012. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

New York, NY

January 23, 2014